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NIKE, INC. and Phil Knight Announce Ownership and Governance Actions

NIKE CEO Mark Parker Recommended as Future Chairman and CEO as Part of Planned Transition

Travis Knight Joins NIKE Board of Directors

BEAVERTON, Ore., June 30, 2015 - NIKE, Inc. (NYSE:NKE) and its Chairman, Phil Knight, today announced actions that will provide long-term stability in the ownership and governance of the company including transfer of ownership of Phil Knight’s shares to a Limited Liability Company.

Concurrent with today’s announcement, Knight and the NIKE Board of Directors also announced the start of a succession planning process that will conclude in the appointment of NIKE’s next Chairman. Knight has informed the NIKE Board of Directors of his recommendation to have Mark Parker, NIKE’s President and Chief Executive Officer since 2006, succeed him as Chairman. Further, the Company also named Travis Knight as the newest member of NIKE’s Board of Directors.

“For me, NIKE has always been more than just a company - it has been my life’s passion,” said Knight. “Over the years, I’ve spent a great deal of time considering how I might someday evolve my ownership and leadership of NIKE in a way that benefits all of our stakeholders. Today, we have taken a number of important steps that will continue to promote NIKE’s long-term growth.”*

Chairman Succession Planning Process Initiated

Knight and the NIKE Board of Directors announced the start of a succession planning process that will conclude in the appointment of NIKE’s next Chairman, which the Board currently expects to occur sometime in 2016. Knight has informed the NIKE Board of Directors of his recommendation to have Mark Parker succeed him as Chairman. Knight will continue to be actively involved with NIKE well beyond the time he steps aside as Chairman.

Knight said, “I have long felt a great responsibility to provide clarity and certainty for the long-term governance and leadership of NIKE and for my ultimate transition as Chairman. I have worked closely with the NIKE Board in developing this plan and in identifying the most qualified person to serve as my successor in this role. I believe Mark is the best choice to succeed me. He has been an outstanding CEO for the past nine years, and has demonstrated time and again his love for this Company and his clear vision for capturing the tremendous potential NIKE has to innovate, inspire, and drive growth. For myself, I intend to continue to work with NIKE and look forward to contributing to its future well after my chairmanship ends.”*

“Phil founded NIKE to serve athletes,” said Parker. “That vision and inspiration continues to drive our success today around the world. I have been privileged to work with Phil for over 35 years, and NIKE’s exceptional management team and I are committed to building on Phil’s vision to drive the next era of growth for NIKE.”*

Phil Knight’s Transfer of Ownership to Swoosh, LLC

Knight added, “As I announced today, I have created Swoosh to hold the majority of my shares of NIKE Class A Common Stock. Swoosh will itself have a governance structure that is designed to make thoughtful and forward-looking decisions with respect to the ongoing voting and management of those shares. I believe this structure will maintain NIKE’s strong corporate governance, which has focused our management on serving the consumer and pursuing profitable, long-term growth.”

To implement the new ownership structure for Knight’s NIKE Class A Common Stock, the following actions were taken:

•
Knight has formed a Limited Liability Company named Swoosh, LLC, and has contributed 128,500,000 shares of NIKE Class A Common Stock to the entity representing approximately 15% of the combined total outstanding shares of NIKE Class A and Class B Common Stock;

•
Knight has formed a Board of Directors of Swoosh to serve as its governing body, which will determine how the Class A shares are voted and managed going forward. The Board of Directors will initially have four members, who exercise five votes.

•	Of the five votes assigned to the Board of Directors of Swoosh, two will initially be held by Knight, and the other three will be held by:

◦	Mark Parker, President and CEO of NIKE and a NIKE director since 2006;

◦	Alan Graf, Jr., Executive Vice President and CFO of FedEx Corporation and a NIKE director since 2002; and

◦	John Donahoe II, President and CEO of eBay Inc. and a NIKE director since 2014.

•	In the future, Knight may choose to appoint an additional director and assign one or both of his votes to that director.

A Schedule 13D has been filed by Swoosh with the Securities and Exchange Commission that provides additional details of today’s announcement.

Travis Knight Appointed to Board of Directors

The Company also announced the appointment of Travis Knight to NIKE’s Board of Directors, effective immediately. Knight, 41, is President and CEO of the animation studio, LAIKA, LLC, which specializes in feature films. He has been involved in all principal creative and business decisions at LAIKA since its founding in 2003 and has served as Producer and Lead Animator on Academy Award nominated films The Boxtrolls (2014) and ParaNorman (2012, for which he won an Annie Award, the animation industry’s highest honor, for his character animation work), and Lead Animator on Coraline (2009). Knight was named a “Rising Star of Animation” by Animation Magazine in 2007. Prior to LAIKA, he was recognized for his work on the Emmy Award-winning stop-motion animated television series The PJs and worked on numerous national commercial campaigns during his tenure at Oregon’s renowned Vinton Studios. Knight is currently producing and directing Kubo and the Two Strings, premiering in 2016. He is the son of Phil Knight.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned NIKE, Inc. subsidiary brands include Converse, which designs, markets and distributes athletic lifestyle footwear, apparel and accessories; and Hurley, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE’s earnings releases and other financial information are available at http://investors.nike.com. Individuals can also visit http://news.nike.com/ and follow @Nike.

*
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K.